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EXHIBIT 22 -- Subsidiaries of the Registrant


     SBS Technologies, Inc. has the following subsidiaries:

     Name                                 State of Incorporation
     -----                                ----------------------
     Berg Systems International, Inc.     California

     GreenSpring Computers, Inc.          California

     Logical Design Group, Inc.           North Carolina